Exhibit 99.1

1350 6th Avenue, 18th Floor

New York, NY 10019

Flat Rock Capital Corp. Increases Dividend to an Annualized Rate of 6.92%

New York, NY, June 21, 2019 -- Flat Rock Capital Corp today announced that its Board of Directors has declared an increase in its monthly dividend to $0.114 per share for the months of July, August and September, thereby increasing the annualized dividend yield to 6.92%.

This increase follows seventeen consecutive months of dividends at a rate of $0.108 per share since the Company's inception in 2017 and $0.111 for the month of April and May 2019.

"The increased scale of Flat Rock Capital Corp. and continued high quality of our senior secured, first lien asset base has enabled us to generate strong and growing net investment income," said Robert K. Grunewald, Chairman and Chief Executive Officer of Flat Rock Capital Corp. “As a result, our annualized dividend yield has increased from 6.5% at inception to 6.92% with the latest announced increase”

About Flat Rock Capital:

Flat Rock Capital is a private credit fund providing financing solutions to U.S. middle market businesses. The Company invests exclusively in first lien, floating rate loans to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Flat Rock Capital's objective is to preserve capital while generating current income for its investors. Flat Rock Capital has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 and is externally-managed by Flat Rock Global, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.

About Flat Rock Global, LLC:

Flat Rock Global, an affiliate of Western Asset, is an alternative credit manager focused on delivering yield driven investment strategies by investing in less efficient sectors of the market. Flat Rock funds are available exclusively to RIAs, Family Offices, and Institutional Investors. Flat Rock Global is also the investment advisor to Flat Rock Opportunity Fund, an interval fund investing predominantly in CLO equity.

To learn more about the firm and our funds, please visit www.flatrockglobal.com or call our New York office at (212) 596-3421.